Exhibit 10.7

AMENDED AND RESTATED 2003 INCENTIVE PLAN

OF

ELECTRONIC DATA SYSTEMS CORPORATION

NONQUALIFIED STOCK OPTION AWARD AGREEMENT

DATED DECEMBER 4, 2007

Michael H. Jordan

Pursuant to the terms of the Amended and Restated 2003 Incentive Plan of Electronic Data Systems Corporation, you have been awarded a stock option right to acquire EDS Common Stock, subject to the terms and conditions described in this agreement:

STOCK OPTIONS GRANTED

255,000

STOCK OPTION GRANT PRICE

$19.905

This grant is made pursuant to the Nonqualified Stock Option Award Agreement dated as of December 4, 2007, between EDS and you, which Agreement is attached hereto and made a part hereof.

AMENDED AND RESTATED 2003 INCENTIVE PLAN

OF

ELECTRONIC DATA SYSTEMS CORPORATION

NONQUALIFIED STOCK OPTION AWARD AGREEMENT

This Nonqualified Stock Option Award Agreement (herein called the "Agreement") is made and entered into effective as of December 4, 2007 (the "Date of Grant"), by and between Electronic Data Systems Corporation, a Delaware corporation ("EDS" or the "Company") and the employee of EDS  (or any of its subsidiaries) whose printed name is set forth on the cover page and whose printed name and signature are set forth on the signature page of this Agreement ("Grantee").  Except as defined herein, capitalized terms shall have the same meaning ascribed to them under the Amended and Restated 2003 Incentive Plan of Electronic Data Systems Corporation, as from time to time amended (the "Plan").  To the extent that any provision of this Agreement conflicts with the express terms of the Plan, it is hereby acknowledged and agreed that the terms of the Plan shall control and, if necessary, the applicable provisions of this Agreement shall be hereby deemed amended so as to carry out the purpose and intent of the Plan.

1.         Award of Option.  In order to encourage Grantee's contribution to the successful performance of the Company, Grantee's agreement not to disclose confidential and proprietary information relating to EDS and/or its clients, and in consideration of the performance of future services of Grantee to the Company, EDS hereby awards to Grantee as of the Date of Grant, pursuant to the terms of the Plan and this Agreement, an option (the "Option") to purchase from EDS, at $19.905 per share (the "Option Price"), that number of shares of EDS Common Stock set forth on the cover page of this Agreement (the "Option Shares").  The Option Price and Option Shares are subject to adjustment pursuant to Paragraph 9 below.  The Grantee hereby acknowledges and accepts such grant and agrees to accept the Option and if exercised, acquire shares of EDS Common Stock covered thereby, upon such terms and subject to such conditions, restrictions and limitations contained in this Agreement and the Plan.

2.         Vesting; Conditions to Exercise.

(a)        Subject to termination of the Option or the earlier vesting of the Option Shares pursuant to this Agreement or the Plan, on the Vesting Date (as hereinafter defined), Grantee shall become vested in one-hundred percent (100%) of the total number of Option Shares, which shall then be considered Vested Option Shares (as defined below), and with Grantee able to purchase shares of Common Stock covered by such Vested Option Shares.

(b)        Except as otherwise provided in Paragraph 3 below, Grantee is entitled to purchase at any time or from time to time shares of Common Stock covered by Vested Option Shares beginning on the date on which such Option Shares become Vested Option Shares and ending at 2:30 P.M., Plano, Texas time, on the fourth (4th) anniversary of the Date of Grant.

(c)        The Option shall be considered exercised as to all or a portion of the Vested Option Shares on the first business day on which both (i) and (ii) below have occurred:

(i)          Receipt of notice by the EDS Stock Plans Administration or a designated administrative agent specifying, among other things, the number of Vested Option Shares to be exercised; and

(ii)        Payment to EDS of the Option Price for each Vested Option Share to be purchased in cash or by means of tendering EDS Common Stock owned by the Grantee or a combination thereof, provided that such owned shares of EDS Common Stock (x) are freely transferable and (y) have been owned by the Grantee for at least six-months prior to the tender thereof.

(d)        In all cases, exercise of the Option must comply with applicable law.

3.         Effect of Certain Events.

(a)        Except as provided in the Grantee's current Change of Control Employment Agreement (or pursuant to the terms of any subsequent change of control employment agreement), if Grantee's employment with the Company is terminated prior to the Vesting Date involuntarily for Cause or by voluntary termination without the consent of the EDS Board of Directors, then the Option and Grantee's right to continue to vest in the Option Shares granted hereunder shall terminate, without any payment of consideration by the Company to Grantee, unless expressly determined otherwise by the Committee, in its sole, absolute and unfettered discretion.

(b)        If Grantee's employment with the Company is terminated prior to the Vesting Date by voluntary termination with the consent of the EDS Board of Directors, then the Option and Grantee's right to continue to vest in the Option Shares granted hereunder shall continue to vest as described in Paragraph 2(a) above as if the Grantee had remained employed by the company and until such time as the Option Shares expire as described in Paragraph 2(b) above.

(c)        If Grantee's employment with the Company is involuntarily terminated prior to the Vesting Date, then, a pro rata amount of the Option Shares shall be considered to become immediately and unconditionally Vested Option Shares without regard to Paragraph 2 above, which will be determined by multiplying the number of Options Shares granted by a fraction (not to exceed 1.0), the numerator of which shall be the number of complete months between the Date of Grant and the date of the applicable separation event, and the denominator being twelve (12).  The Grantee may purchase some or all of the Vested Option Shares that exist as of and on Grantee's employment termination date for the two-year period commencing on the date of the termination.

(d)        Without limitation to Grantee's rights under his current Change of Control Employment Agreement (or pursuant to the terms of any subsequent change of control employment agreement), if Grantee's employment with the Company is terminated prior to the Vesting Date because of death or Total Disability, then a pro rata amount of the Option Shares shall be considered to become immediately and unconditionally Vested Option Shares without regard to Paragraph 2 above, by multiplying the number of Option Shares granted by a fraction (not to exceed 1.0), the numerator of which shall be the number of complete months between the Date of Grant and the date of the applicable event, and the denominator being twelve (12).  The Grantee or the Beneficiary (if any), or the representative of Grantee's estate may purchase some or all of the Vested Option Shares that exist as of and on Grantee's employment termination date for the two-year period commencing on the date of the termination.

(e)        If Grantee's employment with the Company is terminated voluntarily with the consent of the EDS Board of Directors during the period commencing on the Vesting Date and ending at 2:30 P.M., Plano, Texas time, on the fourth (4th) anniversary of the Date of Grant, then Grantee shall be entitled to purchase that number of outstanding Vested Option Shares that exist as of and on Grantee's employment termination date at any time or from time to time until the fourth (4th) anniversary of the Date of Grant.

(f)        If Grantee's employment with the Company is terminated involuntarily without Cause or by reason of death or Total Disability during the period commencing on the Vesting Date and ending at 2:30 P.M., Plano, Texas time, on the fourth (4th) anniversary of the Date of Grant, then Grantee or the Beneficiary (if any), or the representative of Grantee's estate shall be entitled to purchase that number of outstanding Vested Option Shares that exist as of and on Grantee's employment termination date at any time or from time to time for the shorter of (i) the two-year period commencing on the date of the termination, or (ii) the period ending at 2:30 P.M., Plano, Texas time, on the fourth (4th) anniversary of the Date of Grant.

(g)        If Grantee's employment with the Company is terminated voluntarily without the consent of the EDS Board of Directors or involuntarily for Cause during the period commencing on the Vesting Date and ending at 2:30 P.M., Plano, Texas time, on the fourth (4th) anniversary of the Date of Grant, then Grantee shall be entitled to purchase that number of outstanding Vested Option Shares that exist as of and on Grantee's employment termination date at any time or from time to time for the shorter of (i) the ninety (90) day period commencing on the date of the termination, or (ii) the period ending at 2:30 P.M., Plano, Texas time, on the fourth (4th) anniversary of the Date of Grant.

(h)        In the event of a Change of Control, the Grantee's separate Change of Control Employment Agreement shall govern with respect to determining the effect of such change of control on the Option Shares granted pursuant to this agreement.

(i)         If Grantee's employment with the Company is not terminated, but the scope thereof is voluntarily modified as a result of a leave of absence, reduction in work hours below that typically expected of a full-time employee or similar modification, then, unless expressly determined otherwise by the Committee in its sole discretion, the Options shall cease to vest pursuant to Paragraph 2 above on any Vesting Date during the period that such modification of employment remains in effect.  Vesting shall resume after Grantee returns to work hours expected of a full-time employee, with the appropriate number of Options becoming vested as if the Grantee had not had a reduction in work hours.

4.         Restrictions on Transfer.  Except as provided in Section 14 of the Plan, the Option granted hereunder to Grantee may not be sold, assigned, transferred, pledged or otherwise encumbered, whether voluntarily or involuntarily, by operation of law or otherwise.  Consistent with the foregoing and except as contemplated by Paragraph 5 below, no right or benefit under this Agreement shall be subject to transfer, anticipation, alienation, sale, assignment, pledge, encumbrance or charge, whether voluntary, involuntary, by operation of law or otherwise, and any attempt to transfer, anticipate, alienate, sell, assign, pledge, encumber or charge the same shall be void.  No right or benefit hereunder shall in any manner be liable for or subject to any debts, contracts, liabilities or torts of the person entitled to such benefits.  If Grantee or Grantee's Beneficiary (if any) after Grantee's death shall become bankrupt or attempt to transfer, anticipate, alienate, assign, sell, pledge, encumber or charge any right or benefit hereunder other than as contemplated by Paragraph 5 below, or if any creditor shall attempt to subject the same to a writ of garnishment, attachment, execution, sequestration or any other form of process or involuntary lien or seizure, then such right or benefit shall cease and terminate.

5.         Beneficiary Designations.  Grantee may file with the EDS Stock Plans Administration Department, on such form as may be prescribed by EDS, a designation of one or more beneficiaries (each, a "Beneficiary") to whom the right to exercise the Option shall pass in the event of the death of Grantee.  Grantee shall have the right to change the Beneficiary or Beneficiaries from time to time; provided, however, that any change shall not become effective until received in writing by the EDS Stock Plans Administration Department or a designated administrative agent.  If there is no effective Beneficiary designation on file at the time of Grantee's death, or if the designated Beneficiary or Beneficiaries have all predeceased Grantee, the right to exercise the Vested Option Shares and to purchase shares of Common Stock shall be determined in accordance with applicable law.

6.         Withholding Tax Requirements.  To the extent that the grant, delivery, vesting, or exercise of this Option or the disposition of shares of Common Stock acquired by exercise of this Option, or any other occurrence, creates a withholding obligation in respect of tax or a similar liability pursuant to this agreement, EDS shall have the right to withhold shares of stock or take such other actions necessary to satisfy applicable tax withholding obligation or other requirements as provided under the terms of the Plan.

7.         Sale and Issuance of EDS Common Stock.  Grantee agrees that Grantee shall not sell the Vested Option Shares and that EDS shall not be obligated to issue or deliver any shares of EDS Common Stock if counsel to EDS determines that such sale issuance, or delivery would violate any applicable law or any rule or regulation of any governmental authority or any rule or regulation of, or agreement of EDS with, any securities exchange or association upon which EDS Common Stock is listed or quoted.  Instead, such shares shall be issued and, if requested, delivered to Grantee as soon as EDS reasonably anticipates that issuance and/or delivery, as applicable, will not violate such laws or any rule or regulation of a stock exchange on which the shares are listed.  EDS shall in no event be obligated to take any affirmative action in order to cause the issuance or delivery of shares of EDS Common Stock to comply with any such law, rule, regulation or agreement.  Subject to the foregoing and upon written request of Grantee, the EDS Stock Plans Administration Department shall cause delivery of such shares of EDS Common Stock which Grantee is entitled to receive pursuant to this Agreement, provided, however, that the Company shall not be required to deliver shares of such EDS Common Stock until Grantee has complied with his or her obligations to satisfy the applicable withholding tax requirements pursuant to Paragraph 6 above.

8.         Prerequisites to Benefits.  Neither Grantee nor any person claiming through Grantee shall have any right or interest in the Option awarded hereunder, unless and until all of the terms, conditions and provisions of this Agreement and the Plan which affect Grantee or such other person shall have been complied with as specified herein and therein.  Grantee acknowledges that as a condition to receipt of the grant made hereunder, Grantee shall have delivered to the Company an executed copy of this Nonqualified Stock Option Award Agreement and an executed Equity Related Agreement (hereinafter defined) if a current version of such Equity Related Agreement is not already on file as determined by the sole discretion of the Committee.

9.         No Rights as a Stockholder Prior to Exercise; No Payment of Dividends or Dividend Equivalents; Adjustments.

(a)        Grantee shall not have any right, title or interest in, or be entitled to vote or receive distributions in respect of, or otherwise be considered the owner of, any of the Option Shares covered by the Option unless and until Grantee has purchased the shares of Common Stock covered by Vested Option Shares in accordance with the terms of this Agreement and has complied with the other applicable provisions of this Agreement and the Plan, including Paragraph 6.

(b)        The Option shall be subject to adjustment (including, without limitation, as to the number of Option Shares and Option Price per share) in the sole discretion of the Board of Directors of EDS and in such manner as the Board of Directors of EDS may deem equitable and appropriate in connection with the occurrence of any of the events described in Section 15 of the Plan following the Date of Grant.

10.        Certain Definitions.  For purposes of this Agreement, the following additional definitions shall be applicable:

"Equity Related Agreement" shall mean an agreement between the Company and the Grantee associated with the grant of Option Shares evidenced by this Agreement which contains terms, condition and provisions regarding one or more of (a) competition by the Grantee with the Company; (b) maintenance of confidentiality of the Company's and/or clients' information; and (c) such other matters deemed necessary, desirable or appropriate by the Company for such an agreement in view of the rights and benefits conveyed in connection with the grant evidenced by this Agreement.

"Total Disability" shall be determined by regulation of the Committee from time to time in its sole discretion.

"Vested Option Shares" shall mean shares of EDS Common Stock the Grantee is entitled to receive upon exercise of the Option and fulfillment of any other terms and conditions applicable to the Grantee under this Agreement and/or the Plan.

"Vesting Date" shall mean December 4, 2008 so long as the New York Stock Exchange shall be open for trading on such date (or on the preceding business day if there shall have been no trading on the Vesting Date), unless otherwise provided for in Paragraph 2 or Paragraph 3 above.

11.        Miscellaneous Provisions.  For purposes of this Agreement, the following miscellaneous provisions shall be applicable:

(a)        Receipt and Review of the Amended and Restated 2003 Incentive Plan of Electronic Data Systems Corporation Prospectus.  Grantee acknowledges receipt of a copy of the Plan Prospectus relating thereto and to the Common Stock.  Grantee further acknowledges notice of the terms, conditions, restrictions and limitations contained in the Plan and acknowledges the restrictions set forth in this Agreement.

(b)        Conflicts.  The Company and Grantee agree to be bound by all of the terms, conditions, restrictions and limitations of the Plan which shall be amended from time to time in accordance with the terms thereof, but no such amendment shall, without Grantee's consent, adversely affect the rights specifically granted Grantee hereunder.

(c)        Compliance with Section 409A of the Internal Revenue Code.  Notwithstanding any provision in this Agreement to the contrary, this Agreement will be interpreted and applied so that the Agreement does not fail to meet, and is operated in accordance with, the requirements of Section 409A of the Internal Revenue Code.

(d)        Successors and Assigns.  This Agreement shall bind and inure to the benefit of and be enforceable by Grantee, the Company and their respective permitted successors and assigns (including personal representatives, heirs and legatees), except that Grantee may not assign any rights or obligations under this Agreement except to the extent and in the manner expressly permitted herein.  From and after the death of Grantee, the term "Grantee" shall be deemed to include the Beneficiary of Grantee (if any) or the Grantee's estate.

(e)        Notices.  Any notice under this Agreement to the Company shall be addressed to EDS Stock Plans Administration Department at 5400 Legacy Drive, Plano, Texas 75024-3199 and any notice to Grantee shall be addressed to Grantee at the address listed within the Company employee records.  However, either party may at any time notify the other in writing of a new address for such purpose.

(f)         Severability.  If any provision of this Agreement for any reason should be found by any court of competent jurisdiction to be invalid, illegal or unenforceable, in whole or in part, such declaration shall not affect the validity, legality or enforceability of any remaining provision or portion thereof, which remaining provision or portion thereof shall remain in full force and effect as if this Agreement had been entered into with the invalid, illegal or unenforceable provision or portion thereof eliminated.

(g)        Headings.  The headings, captions and arrangements utilized in this Agreement shall not be construed to limit or modify the terms or meaning of this Agreement.

(h)        Equitable Relief.  The Company shall be entitled to enforce the terms and provisions of this Agreement by an action for injunction or specific performance or an action for damages or all of them, and any such action, including an action seeking specific performance or injunctive relief, may be brought in Plano, Collin County, Texas.

(i)         Governing Law; Jurisdiction.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware.  Any action, suit or proceeding arising out of any claim against the Company under this Agreement shall be brought exclusively in the federal or state courts located in the state in which the Company has its principal business headquarters.

(j)         Determinations by Committee.  All references in this Agreement to determinations to be made by the Committee shall be deemed to include determinations by any person or persons to whom the Committee may delegate such authority in accordance with the rules adopted thereby.  Notwithstanding anything contained in this Agreement to the contrary, the Committee has complete discretion as to whether or not to make any determinations hereunder, and to the extent it or its delegate does so make any determinations, such determinations are final.

(k)        No Liability.  No member of the Committee or any other person to whom the authority has been delegated shall be liable for anything done or omitted to be done by him or her, by any member of the Committee, or by any officer of the Company in connection with the performance of any duties or responsibilities under the Plan or this Agreement, except for his or her own willful misconduct or as expressly provided by applicable law.

(l)         Validity of Agreement.  This Agreement shall be valid, binding and effective upon EDS on the Date of Grant.  However, the grant contained in this Agreement shall be forfeited by the Grantee and this Agreement shall have no force and effect if it is not duly executed (whether manually and/or by electronic signature acceptable to EDS) by the Grantee within 60 days of the Date of Grant.

(m)       Employment Relationship. Notwithstanding any other provisions of this Agreement and unless contrary to applicable law or the terms of a written contract executed by an officer of EDS, employment with EDS is for an indefinite term and may be ended, with or without cause, at any time by either the Grantee or EDS, with or without previous notice.  Nothing in this document will be construed to oblige EDS to continue Grantee's employment for any particular time or under any particular terms and conditions of employment.

(n)        Acquired Rights Waiver. Grantee understands that under the Plan, grants of stock options are made at the complete discretion of EDS pursuant to the Plan.  Grantee understands that the Committee has complete authority to administer, construe and interpret the Plan, establish rules and regulations concerning the Plan, and perform all other acts deemed reasonable and proper in that regard, including the power to delegate to others the authority to assist in the administration of the Plan.  Grantee understands that Grantee does not acquire any additional rights as a result of being eligible to participate in the Plan or deciding to exercise Grantee's stock options.  Grantee does not expect that any future grants will be made under the Plan, or any other plan, nor does Grantee expect that the benefits accruing under the Plan will be reflected in any severance, overtime, benefit, retirement or indemnity payments that EDS or any affiliate or subsidiary may make to Grantee in the future.  Grantee has been provided with a description of the Plan, and Grantee has read that description.  Grantee fully understands his/her rights under the Plan, and in particular that stock options granted under the Plan are non-transferable, except as provided under Section 14 of the Plan and Paragraph 4 of this Agreement.  The offer to participate in the Plan does not constitute an acquired right. Grantee acknowledges and agrees that the stock option grant made hereunder is not part of Grantee's current employment compensation and that neither eligibility for, nor participation in, the Plan guarantees any right to future employment with EDS or any of its subsidiaries or affiliates.

(o)        Data Protection Waiver/Data Privacy Waiver. Grantee understands and consents to EDS, or its agents or independent contractors appointed to administer the Plan, obtaining and processing personal information of Grantee's relevant to the effective administration of the Plan and also consents that such personal information may be transmitted outside of the country of Grantee's employment and/or residence as appropriate for EDS business purposes in the administration of the Plan.

This Nonqualified Stock Option Award Agreement dated as of December 4, 2007 has been delivered to Grantee pursuant to resolutions approved by the EDS Compensation and Benefits Committee of the EDS Board of Directors and can be accepted only by the signature of the Grantee and timely delivery thereof to EDS in accordance with Paragraph 11(l) of this Agreement.

GRANTEE:

/S/ MICHAEL H. JORDAN

Michael H. Jordan